Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY ANNOUNCES APPOINTMENT OF NEW CHIEF OPERATING OFFICER

JERICHO, NY, June 8, 2015 — Getty Realty Corp. (NYSE-GTY) announced today that Mark J. Olear has been promoted to Chief Operating Officer, effective June 1, 2015. Mr. Olear joined the Company in 2014 as Executive Vice President and Chief Investment Officer and has more than 18 years of real estate industry experience. As part of Mr. Olear’s new role, he will be responsible for managing all of the Company’s real estate activities including acquisitions, leasing and property management.

David B. Driscoll, Getty’s President and Chief Executive Officer, commented, “Mark came to us with a wealth of experience and capability and has a proven track record of achievement. He has been instrumental in identifying new opportunities and executing on many repositioning and redevelopment projects in our portfolio. I have full confidence Mark’s expanded role and leadership will make him a significant contributor to the future growth of Getty.”

About Getty Realty Corp.

Getty Realty Corp. is the leading publicly traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties. The Company owns and leases approximately 930 properties nationwide.

Contact:	Christopher J. Constant
Chief Financial Officer
(516) 478-5460